Exhibit 5.1
April 27, 2010
TTM Technologies, Inc.
2630 South Harbor Boulevard
Santa Ana, California 92704

Re:	Registration Statement on Form S-3 TTM Technologies, Inc.
Ladies and Gentlemen:
     We have acted as legal counsel to TTM Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (File No. 333-165514) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the registration of the resale of an aggregate of up to 10,101,000 shares of common stock, par value $0.001 per share (the “Shares”), issued by the Company to Meadville Holdings Limited upon the closing of the transactions contemplated by that certain Stock Purchase Agreement, dated as of November 16, 2009, among the Company and certain of its subsidiaries, Meadville Holdings Limited, and MTG Investment (BVI) Limited (the “Stock Purchase Agreement”). The Shares may be sold from time to time by Meadville Holdings Limited.
     With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, of the Registration Statement and such other corporate records of the Company, agreements and other instruments, and certificates of public officials and officers of the Company, as we have deemed necessary as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinion, we have, where relevant facts were not independently established, relied upon statements of officers of the Company.
     Based solely upon the foregoing, and upon our examination of such questions of law and statutes as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that (a) the Shares have been lawfully and duly authorized, and (b) the Shares have been validly issued and are fully paid and nonassessable.
     We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the

TTM Technologies, Inc.
April 27, 2010

General Corporation Law of the state of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and the reported judicial cases interpreting those laws currently in effect. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.
     We hereby expressly consent to any reference to our firm under the heading “Legal Matters” in the Registration Statement, the inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate governmental agency.
Very truly yours,
/s/ Greenberg Traurig, LLP